EXHIBIT 99.2

CROWDGATHER, INC. ANNOUNCES SUCCESSFUL
BETA TEST AND LAUNCH OF CROWDREPORT™ FORUM
CONTENT MANAGEMENT SYSTEM

Company to deploy system across entire forum network

Woodland Hills, CA.  January 27, 2009 --- One of the leading networks of forum communities’ on the worldwide web, CrowdGather (OTCBB:CRWG), today announced that it has successfully completed a beta deployment of its new content management system (CMS) for forum owners. To see this platform in action please visit www.parentingforums.org, www.motorcycleforum.com, www.fishtankforums.com and www.genmay.com.

By implementing its proprietary forum CMS CrowdReport™, CrowdGather immediately increases a particular site’s visual appeal to members, visitors, and advertisers.  More importantly, the CMS enhances the user-experience by converting user-generated content into zero-cost editorial content for the site.  CrowdGather expects to have deployed the CMS on its busiest sites by the end of February.

“Our CrowdReport ™ CMS has already shown its value both in enhancing the user experience for forum members, as well as in allowing us to pursue higher quality ad networks”,     said CrowdGather, Inc. CEO, Sanjay Sabnani.  “We will continue to transform our portfolio of forum properties with this technology.  Additionally, we have received requests for this platform from third-party forum owners and will soon be in a position to offer it to those forum owners that partner with us in creating our advertising network.”

About CrowdGather, Inc.

With its growing portfolio of special interest forums and enthusiast message board communities, CrowdGather has created a centralized network to benefit forum members, forum owners and forum advertisers.  CrowdGather.com provides a highly interactive and informational social network for members, a management and revenue-sharing resource for third-party forum owners, and a largely untapped advertising network for marketers worldwide.

This press release contains forward-looking statements (as defined in Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended) concerning future events and the Company’s growth and business strategy.  Words such as “expects”, “will”, “intends”, “plans”, “believes”, “anticipates”, “hopes”, “estimates”, and variations on such words and similar expressions are intended to identify forward-looking statements. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, no assurance can be given that such expectations will prove to have been correct. These statements involve known and unknown risks and are based upon a number of assumptions and estimates that are inherently subject to significant uncertainties and contingencies, many of which are beyond the control of the Company. Actual results may differ materially from those expressed or implied by such forward-looking statements.  Factors that could cause actual results to differ materially include, but are not limited to, changes in the Company’s business; competitive factors in the market(s) in which the Company operates; risks associated with operations outside the United States; and other factors listed from time to time in the Company’s filings with the Securities and Exchange Commission. The Company expressly disclaims any obligations or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in the Company’s expectations with respect thereto or any change in events, conditions or circumstances on which any statement is based.

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For additional information, please contact:

Investor Contact:  Barry Gross
    Gross Capital, Inc.
    Phone: 361-949-4999
    Email: crowdgather@grosscapital.com

Company Contact:  Sanjay Sabnani
    Phone: 818-435-2472 x 101
    Email: sanjay@crowdgather.com

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